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                                                                    EXHIBIT 21.1


                        Video Update, Inc. - Subsidiaries


      1.    Tinseltown Video, Inc., a Washington corporation

      2. Video Update Canada Inc., an Ontario corporation (formerly Wilderness Video Group Ltd., a British Columbia corporation)

      3. 24 Hour Entertainment Group Ltd., a British Columbia corporation (owned by Video Update Canada, Inc. & Video Update, Inc.)

      4. 24 Hour Entertainment Leasing Ltd., a British Columbia corporation (a subsidiary of 24 Hour Entertainment Group, Ltd.)

      5.    1137239 Ontario Limited, an Ontario corporation (inactive)

      6.    Williams Video, Inc., a Minnesota corporation

      7.    VUI Merger Corp., a Delaware corporation